Exhibit 99.1

Suzy Deering Appointed to Western Union Board of Directors

DENVER, 21 September 2023 – The Western Union Company (NYSE: WU) today announced that Suzy Deering has been appointed to the Company’s Board of Directors, effective Sept. 21.

Deering will serve on both the Compensation and Benefits Committee and the Compliance Committee of the Board, also effective Sept. 21.

Deering brings her diverse business experience to the Board in the areas of marketing, brand strategy, communications, advertising and driving innovation, honed over her 30-year career. She is the founder of The Grit Advisory, a marketing advisory company she formed in May 2023.

Previously, Deering served as Global Chief Marketing Officer of Ford Motor Company from 2021 through 2022. Prior to Ford, she served as Vice President and Global Chief Marketing Officer of eBay, from January 2020 to October 2020 and was Chief Marketing Officer of eBay’s North America business from 2015 to January 2020. Deering was Chief Executive Officer of Moxie, a marketing agency, from 2012 to 2015 and held various leadership roles at Home Depot and Verizon Communications from 1998 to 2011. She has served on the Board of Directors for PODS Storage Company since 2018.

“Suzy has significant marketing and brand strategy experience, acquired through a number of executive roles across a range of industries, including the e-commerce and retail space,” said Devin McGranahan, President and CEO of Western Union. “She also has experience guiding iconic global brands. The Board and I look forward to working with Suzy as we strengthen our brand positioning with the delivery everyday of accessible financial services to our global customer base.”

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About Western Union

The Western Union Company (NYSE: WU) is committed to helping people around the world who aspire to build financial futures for themselves, their loved ones and their communities. Our leading cross-border, cross-currency money movement, payments and digital financial services empower consumers, businesses, financial institutions and governments—across more than 200 countries and territories and nearly 130 currencies—to connect with billions of bank accounts, millions of digital wallets and cards, and a global footprint of hundreds of thousands of retail locations. Our goal is to offer accessible financial services that help people and communities prosper. For more information, visit www.westernunion.com.

Media contacts:

Contacts:

Media Relations:

Claire Treacy

media@westernunion.com

Investor Relations:

Tom Hadley

WesternUnion.IR@westernunion.com